March 12, 2010

Alan Reid

Re: Amendment to Offer Letter

Dear Alan,

This letter serves to amend the terms of the employment offer letter between you and Sanmina-SCI Corporation dated March 28, 2008. In consideration of good and sufficient consideration, you and Sanmina-SCI agree to amend the first full paragraph of the second page of the offer letter in order to read in its entirety as follows (new text shown underlined):

“In addition to the foregoing, if your employment is terminated by Sanmina-SCI without “cause,” or if you leave the Company for “good reason,” you will receive (i) a lump sum payment equivalent to 12 months of your then-current base salary, and (ii) certain relocation benefits (hereinafter, “Return Assistance”), upon execution by you, of an Agreement and General Release within 30 days of the date of termination of employment. Sanmina-SCI shall pay such lump sum payment promptly following execution of the release described above, but in no event later than March 15 of the year following termination of your employment. For the purposes of this agreement, the term “cause” shall mean (i) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) your willful engagement in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; (iii) your commission of any act of fraud, embezzlement or dishonesty; or (iv) any unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any subsidiary. The term “good reason” shall have the definition set forth in the “safe harbor” provisions in Treas. Reg. Section 1.409A-1(n) (2), as amended. “Return Assistance” shall consist of (i) transportation costs to return you, your family and your personal goods to an address in the United Kingdom; and (ii) the costs incurred by you, if any, in connection with the termination of any then-existing lease on real property located in the San Jose, California region, where such property has been used by you and your family as a personal residence in connection with your employment at the Company. You will utilize the services of vendors chosen by the Company in connection with any such relocation.”

Except as specified above, no other term of the offer letter is amended or changed and all such remaining terms shall continue in full force and effect.

Very truly yours,

/s/ David L. Pulatie

David L. Pulatie
Executive Vice President, Global Human Resources

AGREED AND ACKNOWLEDGED:

/s/ Alan Reid
Alan Reid